UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 10, 2003

Berger Holdings, Ltd.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	0-12362	23-2160077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

805 Pennsylvania Boulevard, Feasterville, Pennsylvania	19053
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 355-1200

(Former Name or Former Address, if Changed Since Last Report)

Item 5.	Other Events.

On October 10, 2003, the Registrant entered into an Agreement and Plan of Merger pursuant to which Euramax International, Inc. (“Euramax”) is to acquire the Registrant.

Under the terms of the definitive agreement, an indirect wholly-owned subsidiary of Euramax will commence a cash tender offer to acquire all of the Registrant’s outstanding shares of stock at a price of $3.90 per share (the “Offer Price”). Following successful completion of the tender offer, any remaining outstanding shares of stock of the Registrant will be acquired in a cash merger at the Offer Price. The consummation of the transaction is subject to customary conditions, including that at least 80% of the outstanding shares (the “Required Percentage”) are tendered in the tender offer.

The Registrant and Euramax have also entered into a Stock Option Agreement pursuant to which Euramax has the right under certain circumstances to purchase shares from the Registrant at the Offer Price to reach the Required Percentage.

Certain shareholders of the Registrant holding stock and options representing in the aggregate approximately 40% of the total outstanding shares of the Registrant on a fully diluted basis have entered into a Tender and Option Agreement with Euramax under which they have agreed, among other things, to tender their shares into the offer and to make an aggregate of $253,695 in incentive payments to Euramax to induce Euramax to consummate the transaction.

Copies of the Agreement and Plan of Merger, the Tender and Option Agreement, the Stock Option Agreement and a joint press release dated October 13, 2003 are filed as exhibits to this Form 8-K.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits.

The following Exhibits are filed as part of this Current Report on Form 8-K:

Exhibit No.	Item

10.1*	Agreement and Plan of Merger dated October 10, 2003.

10.2*	Tender and Option Agreement dated October 10, 2003.

10.3*	Stock Option Agreement dated October 10, 2003.

99.1*	Joint Press Release dated October 13, 2003.

* Filed electronically herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BERGER HOLDINGS, LTD.
Date: October 13, 2003

	By:	/s/ JOSEPH F. WEIDERMAN

Joseph F. Weiderman President and Chief Executive Officer

EXHIBIT INDEX

The following Exhibits are filed as part of this Current Report on Form 8-K:

Exhibit No.	Item

10.1*	Agreement and Plan of Merger dated October 10, 2003.

10.2*	Tender and Option Agreement dated October 10, 2003.

10.3*	Stock Option Agreement dated October 10, 2003.

99.1*	Joint Press Release dated October 13, 2003.

* Filed electronically herewith.